Contact:

Michael Earley	Al Palombo
Metropolitan Health Networks , Inc.	Cameron Associates
Chief Executive Officer	Investor Relations
(561) 805-8500	(212) 245-8800 Ext. 209

METROPOLITAN HEALTH NETWORKS REPORTS FULL YEAR OF PROFITABILITY WITH RELEASE OF FOURTH QUARTER AND

YEAR ENDED 2003 RESULTS

Company Enters 2004 with

Significant Balance Sheet Improvements

WEST PALM BEACH, FL – March 22, 2004 -  Metropolitan Health Networks, Inc. (OTCBB: MDPA), a provider of high quality, comprehensive healthcare services to patients in South and Central Florida, today reported the results of operations for the fourth quarter and year ended December 31 2003.

For the fourth quarter ended December 31, 2003 net income was $1. 6 million , or $0.04 per share , as compared to a loss of $13. 5 million, or $0.43 per share , for the same period of 2002. Net income for the year ended December 31, 2003 was $4.4 million , or $0.13 per share , as compared to a loss of $17 .1 million , or $0.56 per share , in 2002.

Fourth quarter 2003 revenues were $35.5 million as compared to $34. 8 million for the same period in 2002.  Revenues for the year ended December 31, 2003 grew to $143.9 million as compared to $140 .1 million for previous year.

Income from continuing operations in 2003 was $5.9 million as compared to a loss of $13.9 million in the previous year.  Losses related to discontinued operations in 2003 were $1. 5 million, the result of the Metropolitan Health Networks’ pharmacy business which was sold during the year, as compared to a loss of $ 3.2 million in the prior year , representing losses from the Company’s pharmacy and laboratory businesses, the latter being closed in 2002.

The Company ended 2003 with $2.2 million in cash in comparison to $399,614 at the end of the previous year, while total liabilities w ere reduced to approximately $ 9.7 million from $ 17.0 million.  Common shares outstanding at year-end 2003 totaled 38.5 million.

In addition to the improved operating results, Metropolitan achieved a number of other key accomplishments in late 2003 and in early 2004:

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Metcare Rx, the C ompany’s pharmacy business was sold in November 2003 for $3.1 million cash plus the assumption of certain operating liabilities.  A gain of $289,605 was recognized on the transaction.

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Metropolitan completed a private equity placement of five million common shares with total proceeds of $3 million in February 2004, further stabilizing the Company’s balance sheet and retiring a longstanding $3.4 million payroll tax obligation to the Internal Revenue Service (IRS).  The balance of the obligation, estimated to be $100,000, will be paid once the final amount is calculated by the IRS.

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Long-term debt was further reduced by $1.6 million during the first quarter of 2004.  A $620,000 note was repaid, and notes totaling $1,015,000 were converted into approximately 1.9 million shares of the Company’s common stock.

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The Company’s remaining $1.2 million note payable, due May 2004, was renegotiated and extended with payments due over 24 months beginning June 2004 ..

Commenting on the results of the last year, Michael Earley, Metropolitan’s President and Chief Executive Officer stated, “We are delighted with the extent of the Company’s progress over the last year.  Our effort s in refocusing our business model back to our core competency as a managed care provider are now bearing fruit.  Led by Debbie Finnel, our Chief Operating Officer, our Provider Service Network delivered high quality care to our Medicare Advantage members and strong results to our bottom line.  This performance, coupled with the divestiture of our pharmacy business, has allowed us to restructure our balance sheet and resolve many long-outstanding issues.”

“With the passage of the Medicare Modernization Act (MMA) in late 2003, the window of growth for managed care providers such as Metropolitan Health Networks is opening,” Earley commented. “The MMA is important legislation and brings sweeping changes to Medicare including sufficiently increased emphasis and funding for HMOs to re-enter the Medicare arena.  Florida has the second largest concentration of Medicare patients in the nation and is receiving significant funding increases under the MMA. These increases are providing for enhanced benefits for Medicare Advantage members and are intended to stimulate growth in this program. We believe Metropolitan is well positioned operationally and, now financially , to benefit from this opportunity.  During 2004 we are seek ing to increase our market share and continue our drive towards increased top and bottom line growth,” Earley concluded.

About Metropolitan Health Networks, Inc.:

Metropolitan is a growing healthcare organization in Florida that provides comprehensive healthcare services for Medicare Advantage members and other patients in South and Central Florida. To learn more about Metropolitan Health Networks, Inc. please visit its website at http://www.metcare.com.

Safe Harbor:

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to uncertainties and risks in part detailed in the C ompany's Securities and Exchange Commission 10-K, 10-Q, and S-8 filings, that may cause actual results to materially differ from projections. Although Metropolitan Health Networks, Inc. believes its expectations are reasonable assumptions within the bounds of its knowledge of its businesses and operations , there can be no assurance that actual results will not differ materially from its expectations. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the volatility of the Company's stock price, the Company's ability to generate or raise funds for working capital, or access borrowed or equity capital on favorable terms .. These and other risks are set forth in the risk factors contained in the Company’s 10-K which is available at www.sec.gov . In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this report will, in fact, occur.